Exhibit 10.14

[Logo]	SPAN SYSTEMS
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SOFTWARE CONSULTING AGREEMENT

THIS AGREEMENT made and entered into on the 27th Day of May, 2003 (“Effective Date”) by and between Span Systems Corporation, located at 230 Sherman Avenue Suite 9, Berkeley Heights, NJ 07922 (herein after referred to as “SPAN”) and FiRST Responder Systems & Technology, LLC located at LBTC Building D – 124, South Stadium Drive, Baton Rouge, Louisiana 70803 (hereinafter referred to as “CUSTOMER”).

Whereas, CUSTOMER requires a variety of professional services including programming, systems analysis, design, software analysis, project analysis, project management and consulting: and

WHEREAS, SPAN is a software developer in and has available the technical expertise in commercial and scientific software design and development; and

WHEREAS, CUSTOMER has approached SPAN with an offer to buy and avail of the technical and consultancy services and SPAN has agreed to accept the said offer. This agreement will serve to define the general terms and conditions applicable to the relationship between SPAN & CUSTOMER and intend to bind both the parties. Individual Project Schedules (“PS”) will be executed to cover each job under the blanket agreement.

1. TERM

The term of this Agreement will be ongoing, unless terminated in writing by either party giving notice of at least 30 calendar days.

2. SCOPE

SPAN has agreed to furnish consulting services to CUSTOMER from time to time upon oral or written request by CUSTOMER, which will be confirmed by a PS from CUSTOMER to SPAN setting forth inter alia the scope, time and fees to be paid for the provisions of such services.

3. PLACE OF WORK

This will be agreed upon on a case to case basis. The place of work could be one of the following:

CUSTOMER’s premises

SPAN’s premises in the US

SPAN’s location in India

Premises of CUSTOMER’s client and/or CUSTOMER’s client’s customer (hereinafter referred to as “CLIENT”).

4. SPAN EMPLOYEEs

By the terms “SPAN’s EMPLOYEES” is meant all employees of SPAN and of their agents, and any contractors and sub-contractors engaged by SPAN and any personnel whose services have been loaned to or seconded to SPAN. All such personnel provided by SPAN to perform services hereunder shall be deemed employees of SPAN and shall not for any purpose be considered employees or agents of CUSTOMER.

Administrative Office: 230 Sherman Avenue Suite 9 Berkeley Heights, NJ 07922 Phone/Fax: 908-665-9100/9002

Toll Free:	USA/India 888-SPAN-SYS (772-6797)/800-209-3243 x9397
E-Mail:	span@spansystems.com
Web Site:	http://www.spansystems.com

Offices in New Jersey, Connecticut, Louisiana, Virginia, California, Sweden, UK and India

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SPAN’s employees will observe all reasonable rules, regulations and security requirements whenever at CUSTOMER’s premises, and SPAN agrees to replace any of its employees to whom the CUSTOMER may have reasonable objections because of failure to observe such requirements or for misconduct upon two (2) week’s advance written notice from the CUSTOMER. SPAN agrees to replace its employee free of charge if the CUSTOMER finds the performance of the employee to be inadequate within two (2) weeks of the commencement the project listed by PS.

5. FEES/CHARGES/SALARIES/TAXES

In full consideration of the consulting services and deliverables (if any) provided, CUSTOMER will compensate SPAN an hourly, monthly or a fixed-fee based charge as agreed upon for each assignment and set forth in the written PS issued pursuant to this Agreement.

During the term of a specific contract SPAN will be fully responsible for all the expenses to bring the EMPLOYEE(s) to the initial place of assignment, payment of salaries, medical coverage and insurance for all its EMPLOYEE(s). If the customer moves the project to another location during the term of the project, CUSTOMER will be responsible for all expenses related to relocation and stay of SPAN EMPLOYEE(s).

Out of the payment due to SPAN, CUSTOMER shall adjust advances paid, if any, by CUSTOMER to SPAN EMPLOYEE(s) per written request by SPAN. All taxes applicable to any amounts paid by CUSTOMER to SPAN or SPAN EMPLOYEE(s) or designates under this Agreement will be SPAN’s liability and CUSTOMER shall not withhold nor pay any amounts for federal, state or municipal income tax, social security, unemployment or worker’s compensation.

6. PAYMENT

SPAN shall invoice CUSTOMER for on-site consulting services performed hereunder, every week. CUSTOMER shall make the payments in US Dollars within fifteen days from the date of receipt of the invoice.

7. WORKING DAYS & TIMING

While working in the US, SPAN EMPLOYEE(s) shall follow the normal working hours of CUSTOMER (Forty Hours per week), as the case may be and shall be entitled to such holidays as provided by CUSTOMER (as the case may be) to their own staff.

SPAN’s Employees by the end of each week shall submit to CUSTOMER a time-sheet for approval. In the case of the said time sheet is not approved by the CUSTOMER within seven days from the last date of the period to which the time sheet relates, these time sheet(s) will be submitted by SPAN to CUSTOMER and will be considered valid for raising invoice by SPAN on CUSTOMER and for release of payment by the CUSTOMER to SPAN.

8. COVENANT

CUSTOMER shall not offer any employment or other form of services directly or indirectly either by itself or through its clients to any of the EMPLOYEE(s) of SPAN deputized to or being considered for deputation to the CUSTOMER under this agreement for the duration of this agreement and for 12 calendar months thereafter.

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9. CONFIDENTIALITY, NON DISCLOSURE AND COPYRIGHT ASSIGNMENT

9.1	SPAN agrees that neither it nor its EMPLOYEES will disclose to any third party without the prior consent of an executive officer of the CUSTOMER, any information relating to the business of the CUSTOMER, if such information could reasonably be construed as confidential and was obtained in the course of SPAN’s assignment with CUSTOMER, interviewing with CUSTOMER or contracting with CUSTOMER. SPAN further agrees that neither it nor EMPLOYEES will divulge or disclose any information relating the CUSTOMER’s agreement with SPAN or any other business matter of CUSTOMER reasonably construed to be confidential or any business practices of SPAN or that of the CUSTOMER. SPAN further agrees neither it nor EMPLOYEES will reproduce in any way, divulge or remove from the premises of CUSTOMER at any time during the interview, assignment, or upon leaving the assignment, any tangible or intangible property whatsoever (except personal effects) which could reasonably be construed as constituting confidential information of CUSTOMER. All SPAN and EMPLOYEES working on projects covered under this agreement are to indemnify and hold harmless CUSTOMER for any and all loss, costs and other liability incurred or threatened, including attorney’s fees, related to violation of the obligations set forth in the paragraph 9. Information shall not be afforded the protection of this Agreement if such Information:

(a)	has been, is now, or later becomes publicly available through no fault of SPAN;

(b)	has been, is now, or later becomes rightfully learned by SPAN from a third party who is not under restriction or duty imposed by the CUSTOMER or applicable law;

(c)	has been, is now, or later is furnished to third parties generally by the CUSTOMER, if such disclosure is, or has been, made to third parties generally without similar restriction, duty or limitation of use;

(d)	was known to SPAN prior to the date it received such Information from the CUSTOMER; or,

(e)	has been, is now, or later is independently developed by the SPAN without use of or resort to such Information, and can be so proven by written records.

If only a portion of the Information falls under one of the above Subsections 9.1(a)–9.1(e), then only that portion shall be excluded from the terms and conditions of this Agreement.

9.2	SPAN agrees that any idea, discovery, invention, material, improvement, copyrightable material or the like (collectively referred to as “Intellectual Property”) conceived or made by SPAN or EMPLOYEES during the period SPAN EMPLOYEES is/are retained by CUSTOMER, which relates to or which relates from work done for the CUSTOMER, shall belong to the CUSTOMER. SPAN and EMPLOYEES assigns to CUSTOMER all ownership rights in all such Intellectual Property. SPAN and EMPLOYEES will, at CUSTOMER’s request and expense, execute any patent, design or copyright applications and assist in their preparations.

10.	FORCE MAJURE

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SPAN does not undertake any responsibility if it is prevented from performing its obligation due to sickness, accident, death of its EMPLOYEE(s) or any other cause beyond the control of SPAN inclusive but not restricted to any enactment both present or future, as may be passed by the government of USA.

11. CONTRACT

None of the terms and conditions of this agreement may be communicated to or discussed with any other party of SPAN or CUSTOMER without mutual consent between CUSTOMER and SPAN.

12. TERMINATION

If either party wishes to terminate the software consultancy agreement, it shall do so by giving the other thirty days written notice addressed to their last known address. Any payment that is due and outstanding for the services rendered by SPAN at the time of termination in respect of the completed portion of the work till the date of expiration of the agreement shall be paid by CUSTOMER to SPAN forthwith upon the expiration of the agreement.

13. RETURN OF MATERIALS

Customers agrees to supply to SPAN EMPLOYEES(s) working on projects(s) on CUSTOMER’s premises any hardware, software, other office equipment, manuals, reports, flow charts, programs and any other documents required for SPAN EMPLOYEES(s) to successfully complete said project(s). Upon termination of this AGREEMENT, SPAN EMPLOYEE(s) shall promptly deliver back to customers said hardware, software other office equipment, manuals, reports, flow charts, programs and documents.

14. ARBITRATION

Any controversy or claim arising out of or relating to this agreement or breach thereof shall be settled by arbitration in the City of Berkeley Heights in New Jersey in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any US court of competent jurisdiction.

15. WAIVER

No failure of either party to enforce any right hereunder shall be deemed a waiver thereof.

16. ASSIGNMENT

Neither CUSTOMER nor SPAN may assign any part or whole of this agreement or any rights hereunder, without the written permission of the other party. Any such attempted assignment shall be void.

17. SPAN’S RESPONSIBILITY

SPAN assumes full responsibility to provide qualified personnel for the required and necessary services. SPAN hereby warrants and promises full responsibility for all such personnel it engages whether as employees, independent contractors, consultants or otherwise. Such personnel shall not be considered or characterized as employees or agents or workers of CUSTOMER and SPAN bears full responsibility for complying with all applicable federal and state labor and employment laws and regulations as well as satisfying all obligations to such personnel including, without limitation, compensation, workers compensation coverage, reporting requirements, payroll taxes, benefits, insurance, etc. SPAN further promises to comply with all federal, state and governmental labor and employment requirements including without limitation, OSHA compliance and reporting.

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SPAN understands that such requirements may differ depending on the location of the work. SPAN also hereby promises to completely indemnify, defend and hold CUSTOMER harmless from any and all claims of any nature whatsoever by any such personnel or any governmental agencies acting on behalf of or in association with such personnel.

18. ENTIRE AGREEMENT

This Agreement represents the entire agreement and supersedes all previous agreements and understandings between the parties relating to the subject matter hereof, and may be changed only in writing, signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

ACCEPTED BY :

CUSTOMER		SPAN

Signature:	/s/ Matthew S. Butler	Signature:	/s/ Mysore S. Srinath

Name:	Matthew S. Butler	Name:	Mysore S. Srinath

Title:	CEO	Title:	General Manager, Admin.

Date:	May 27, 2003	Date:	May 27, 2003

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